CONFIDENTIAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

Exhibit 10.34

AMENDED AND RESTATED ARVINAS IP CONTRIBUTION AGREEMENT

This AMENDED AND RESTATED ARVINAS IP CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of December 20, 2022 (the “Effective Date”) by and between Oerth Bio LLC, f/k/a Protag LLC, a limited liability company organized under the laws of Delaware (“Oerth”), and Arvinas Operations, Inc., a corporation organized under the laws of Delaware (“Arvinas”). Oerth and Arvinas are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Oerth and Arvinas previously entered into that certain Arvinas IP Contribution Agreement dated as of July 16, 2019 (the “Original Agreement”), pursuant to which Arvinas licensed Oerth certain of Arvinas’ rights under Know-How and Patents (each as defined below) and expertise in the field of targeted degradation of proteins; and
WHEREAS, Oerth and Arvinas desire to amend and restate the Original Agreement to adjust certain rights and obligations of the Parties under the Original Agreement, all as set forth herein.
NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:
ARTICLE 1.
DEFINITIONS
For purposes of this Agreement, the following capitalized terms will have the following meanings:
1.1“Abandonment” means, on a jurisdiction-by-jurisdiction basis, with respect to a Patent, any abridgement or cessation (whether by action or failure to act) of Prosecution and Maintenance of such Patent. Abandoning a Patent includes not filing an application for a Patent (except where the Controlling Party, in its reasonable discretion, elects to protect the corresponding Know-How as a trade secret or Confidential Information), withdrawing a Patent or claim of a Patent with no opportunity to refile or otherwise resume Prosecution and Maintenance of such Patent or claim, refraining from or failing to timely file a required submission to a patent office when due, disclaiming such Patent, denying such Patent, or admitting such Patent to be invalid or unenforceable. Abandoning a trade secret or Confidential Information includes any disclosure to a Third Party outside of a confidential relationship or agreement or withdrawal of security measures to protect such trade secret or Confidential Information.
1.2“Action” means any claim, action, cause of action, chose in action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, examination, audit, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority or arbitrator(s).

1.3“ADME/PK” means absorption, distribution, metabolism, excretion and pharmacokinetics, as describing the disposition of a compound and any of its derivatives within an organism.
1.4“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” will have correlative meanings. For the purposes of this Agreement, (a) neither Arvinas nor any of its Affiliates shall be considered an Affiliate of Oerth or any of its Affiliates, and neither Oerth nor any of its Affiliates shall be considered an Affiliate of Arvinas or any of its Affiliates, and (b) no Person shall be considered an Affiliate of a Party solely as a result of their right to designate a member of such Party’s board of directors.
1.5“Applicable Law” means any applicable provisions of the following: (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.
1.6“Arvinas Assay IP” means any and all Know-How and Patents Controlled by Arvinas or any of its Affiliates as of the Original Agreement Effective Date, between the Original Agreement Effective Date and the Effective Date or during the Term that (a) claim or Cover (or in the case of Know-How, are directly related to) ADME/PK assays and/or data analysis directed at PROTAC characterization and/or predictions, and (b) are necessary or reasonably useful for the Research, Development, Manufacture, use or Commercialization of Oerth Products in the Field.
1.7“Arvinas Background IP” means, collectively, the Arvinas Assay IP, Arvinas Ligase IP, Arvinas Linker IP, Arvinas PROTAC IP and Arvinas Target IP. For clarity, Arvinas Background IP includes all Improvements to Arvinas Background IP and Developed Improvements to Arvinas Background IP (as defined in the Arvinas MSA). For further clarity, all Arvinas Background IP is Confidential Information of Arvinas.
1.8“Arvinas Ligase IP” means any and all Know-How and Patents Controlled by Arvinas or any of its Affiliates as of the Original Agreement Effective Date, between the Original Agreement Effective Date and the Effective Date or during the Term that (a) claim or Cover (or in the case of Know-How, are directly related to) (i) ubiquitin ligases or (ii) Ubiquitin Ligase Binding Moieties as independent components of protein degrader compositions, and (b) in each case of (i) and (ii), are necessary or reasonably useful for the Research, Development, Manufacture, use or Commercialization of Oerth Products in the Field.
1.9“Arvinas Linker IP” means any and all Know-How and Patents Controlled by Arvinas or any of its Affiliates as of the Original Agreement Effective Date, between the Original Agreement Effective Date and the Effective Date or during the Term that (a) claim or Cover (or in the case of Know-How, are directly related to) Linkers as independent components of protein degrader compositions, and (b) are necessary or reasonably useful for the Research, Development, Manufacture, use or Commercialization of Oerth Products in the Field.
1.10“Arvinas MSA” means the MSA as amended by that certain Amendment 1 to the Arvinas Master Services Agreement of even date herewith, and as further amended from time to time.
1.11“Arvinas Patents” means any and all Patents within the Arvinas Background IP.
1.12“Arvinas PROTAC IP” means any and all Know-How and Patents Controlled by Arvinas or any of its Affiliates as of the Original Agreement Effective Date, between the Original Agreement Effective Date and the Effective Date or during the Term that (a) claim or Cover (or in the case of Know-How, are directly related to) PROTACs, and (b) are necessary or reasonably useful for the Research, Development, Manufacture, use or Commercialization of Oerth Products in the Field, including for clarity the Licensed Yale IP.
1.13“Arvinas Target IP” means any and all Know-How and Patents Controlled by Arvinas or any of its Affiliates as of the Original Agreement Effective Date, between the Original Agreement Effective Date and the Effective Date or during the Term that (a) claim or Cover (or in the case of Know-How, are directly related to) (i) Targets or (ii) Target Binding Moieties as independent components of protein degrader compositions, and (b) in each case of (i) and (ii), are necessary or reasonably useful for the Research, Development, Manufacture, use or Commercialization of Oerth Products in the Field.
1.14“Bankruptcy” means, with respect to a Party, the occurrence of any of the following: (a) the filing of an application by such Party for, or a consent to, the appointment of a trustee of such Party’s assets; (b) the filing by such Party of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Party’s inability to pay its debts as they come due; (c) the making by such Party of a general assignment for the benefit of such Party’s creditors; (d) the filing by such Party of an answer admitting the material allegations of, or such Party’s consenting to, or defaulting in answering a bankruptcy petition filed against such Party in any bankruptcy proceeding; or (e) the expiration of [**] following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Party a bankrupt or appointing a trustee of such Party’s assets.
1.15“Bayer” means Bayer AG and any successor thereto.
1.16“Bayer CropScience” means Bayer CropScience LP and any successor thereto.
1.17“Bayer IP License Agreement” means that certain Amended and Restated Bayer IP Contribution Agreement by and between Bayer CropScience and Oerth of even date herewith, as may be amended from time to time.
1.18“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in any of (a) New Haven, Connecticut or (b) Durham, North Carolina are authorized or required to close.
1.19“Commercialize” or “Commercializing” means to market, promote, distribute, offer for sale, sell, have sold, use, import, have imported, export, have exported or otherwise commercialize a compound or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.
1.20“Confidential Information” of a Party means (a) information, including all Know-How, in tangible form disclosed by or on behalf of such Party to the other Party that is marked as “Confidential” at the time it is delivered to the receiving Party, (b) information, including all Know-How, disclosed orally by or on behalf of such Party to the other Party that is identified as confidential or proprietary when disclosed and such disclosure is confirmed in writing within [**] from the date of such disclosure, (c) other information, including all Know-How, whether in tangible form, disclosed orally or in writing by or on behalf of such Party to the other Party that the other Party should reasonably understand is confidential to such Party, (d) other information which is deemed Confidential Information of such Party pursuant to the terms of this Agreement, or (e) Confidential Information (as defined in the Prior Transaction Documents) of such Party disclosed to the other Party in connection with any of the Prior Transaction Documents; provided, however, that the above information shall not be deemed Confidential Information, to the extent the receiving Party can establish by competent written proof that such information:
(a)    was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure, and without breach of any legal or contractual obligation to any party;
(b)    was generally available to the public or otherwise part of the public domain, other than through a breach of a legal or contractual obligation by the receiving Party, at the time of its disclosure hereunder to the receiving Party;
(c)    becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)    is independently developed by the receiving Party without reference to, use of or access to any Confidential Information disclosed by or on behalf of the disclosing Party; or
(e)     was subsequently disclosed to the receiving Party by a Person other than the disclosing Party who is not subject to any legal or contractual obligation to any party with respect to such information which the receiving Party should be reasonably aware.
Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions
1.21“Control” or “Controlled” means, with respect to any Know-How, Patents and other intellectual property rights, possession by a Party of the power and authority, whether arising by ownership or by license or other authorization, to grant and authorize the licenses or sublicenses, as applicable, under such Know-How, Patents and other intellectual property rights of the scope granted to the other Party in this Agreement at the time such Party would be required hereunder to grant the other Party such license or sublicense, without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be first required hereunder to grant and authorize such license or sublicense. Notwithstanding anything in this Agreement to the contrary, a Party will be deemed to not

Control any Know-How, Patents or other intellectual property rights that are owned or controlled by a Third Party, following a Change of Control (as defined below) of a Party involving such Third Party, or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control), (a) prior to the closing of such Change of Control, except to the extent that any such Know-How, Patents or other intellectual property rights were developed prior to such Change of Control through the use of such Party’s technology, or (b) after such Change of Control to the extent that such Know-How, Patents or other intellectual property rights are developed or conceived by such Third Party or its Affiliates (other than such Party) after such Change of Control without using or incorporating such Party’s technology. Additionally, notwithstanding the foregoing, with respect to any Know-How, Patents or other intellectual property right acquired or in-licensed (other than the Licensed Yale IP) for which a Party would be required to make payments to any Third Party in connection with the license or access granted to the other Party under this Agreement, such intellectual property will be treated as “Controlled” by the licensing Party to the extent that, and only to the extent that and for so long as, the other Party agrees and does promptly pay to the licensing Party all such applicable payments to such Third Party arising out of the grant and exercise of the license to the other Party hereunder pursuant to Section 2.1.5(b)(ii) or Section 2.2(b), as applicable.
1.22“Controlling Party” means the Party having the right, responsibility and direction under this Agreement to initiate, conduct and control (a) Prosecution and Maintenance, (b) any Action against a Third Party for any actual or suspected Infringement of any Patent rights that constitute intellectual property rights covered by this Agreement, and/or (c) defense of any Action alleging Infringement or misappropriation of a Third Party’s intellectual property rights, in each case of (a), (b) and (c), as and for so long as such Party maintains such right.
1.23“Covers” (including variations such as “Covered”, “Covering” and the like) means, with respect to a Patent and a product, that the manufacture, use, sale, offer for sale or importation of such product in a country would infringe a Valid Claim of such Patent in such country.
1.24“DEL Screen Binder Company IP” means any Know-How that is (a) developed, conceived, first reduced to practice or otherwise made pursuant to activities in the DEL Screening Services that is specific to any Ubiquitin Ligase Binding Moieties identified by the DEL Screening Services, and (b) (i) was assigned to Oerth as Company IP pursuant to the MSA and the IPMA, or (ii) is assigned to Oerth as Oerth-Owned Developed IP pursuant to the Arvinas MSA and this Agreement, including any and all Patents claiming, and other intellectual property rights in and to, such Know-How.
1.25“DEL Screening Services” means any performance by Arvinas of DNA-encoded library screening for Oerth pursuant to the MSA prior to the Effective Date or pursuant to the Arvinas MSA after the Effective Date.
1.26“Develop” or “Developing” means to develop a process, compound or product, including work comprising the following activities: conducting preliminary formulation activities for field testing, producing field test materials for such testing (meeting minimum requirements for field handling, handling properties, stability, use rate, quality control, safety), performing field testing (including physiological and soil analysis, formulation (prototype development and field validation, formulation optimization) and field trials (demonstration of biological efficacy of an Oerth Product for expected phenotype compared to control treatments and reproduced for multiple genetics/geographies (in view of defining the business case))), developing commercial formulations (as included in the regulatory dossier, fully compatible with other active components), completing toxicity studies needed to obtain regulatory approval for an Oerth Product, and dossier generation and submission for regulatory approval. When used as a noun, “Develop” means any and all activities involved in Developing.
1.27“Effective Date” has the meaning set forth in the first paragraph.
1.28“Field” means any and all agricultural purposes.
1.29“Foreground IP” means any and all Know-How developed, conceived, first reduced to practice or otherwise made by or on behalf of Oerth or any of its Affiliates, whether solely or jointly (including by or with any Subcontractor), in connection with the Research, Development, Manufacture, use or Commercialization of Oerth Products in the Field, including any and all Patents claiming, and other intellectual property rights in and to, such Know-How.
1.30“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.
1.31“Grantback Ex-Ag Field” has the meaning set forth in Section 2.2.
1.32“Improvements to Arvinas Background IP” means (i) that subset of Know-How included within Foreground IP that is an adaptation, enhancement, modification, and/or improvement of any Arvinas Background IP, wherein the making, using, selling, offering for sale, or importation or exploitation of the same would infringe one or more issued claims of Patents (or would infringe such a claim in a published Patent application if such Patent application were to issue) within the Arvinas Background IP that were in effect at the time of the activities conducted under this Agreement that resulted in such Foreground IP, but excluding Oerth Products, and (ii) any Patents claiming or Covering any of the Know-How included in clause (i).
1.33“Infringe” means, with respect to any intellectual property right, any activity that, directly or indirectly, violates, encroaches, or trespasses upon the exclusive, exclusionary, or other proprietary right protected by such intellectual property right, including, without limitation, infringement of any Valid Claim of any Patent, infringement of any copyright (including, but not limited to, by unauthorized reproduction, distribution, creation of derivative works, and public performance or display of a copyrighted work), and theft or misappropriation of trade secrets (including, but not limited to, by unauthorized disclosure, taking, or using of trade secrets). Any grammatical variation of “Infringe” (e.g., “Infringing” and “Infringement”) has the corresponding meaning set forth in this definition.
1.34“In-License Agreement” means an agreement with a Third Party licensor under which Arvinas or any of its Affiliates obtains Control of any Arvinas Background IP.
1.35“Know-How” means all proprietary information, inventions (whether or not patentable), improvements, practices, formulae, trade secrets, techniques, methods, procedures, knowledge, results, test data (including related reports, structure-activity relationship data and statistical analysis), analytical and quality control data, protocols, processes, models, designs, computational processes, and other information regarding discovery, development, marketing, pricing, distribution, cost, sales and manufacturing. Know-How shall not include any Patent or any information disclosed in a Patent.
1.36“Licensed Yale IP” means any and all Know-How and Patents licensed to Arvinas by Yale University pursuant to the Yale Agreement included in the Arvinas Background IP.
1.37“Linker” means any linker that attaches the Ubiquitin Ligase Binding Moiety and the Target Binding Moiety.
1.38“Manufacture” or “Manufacturing” means to make, have made, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.
1.39“Oerth Foreground IP” means all Foreground IP other than Improvements to Arvinas Background IP.
1.40“Oerth IP” means, collectively, (a) all Oerth Foreground IP, and (b) any other Know-How and Patents Controlled after the Original Agreement Effective Date, between the Original Agreement Effective Date and Effective Date, or during the Term, by Oerth or any of its Affiliates that are necessary or reasonably useful for the Research, Development, Manufacture, use or Commercialization of Oerth Products in the Field. For clarity, all Oerth IP is Confidential Information of Oerth.
1.41“Oerth Patent” means any and all Patents within the Oerth IP.
1.42“Oerth Product” means, with respect to a specific Target, a PROTAC whose primary mechanism of action by design is the binding to and degradation of such Target.
1.43“Original Agreement Effective Date” means July 16, 2019.
1.44“Party” or “Parties” has the meaning set forth in the first paragraph.
1.45“Patent(s)” means any and all patents and patent applications and any patents issuing therefrom or claiming priority to, worldwide, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, reexaminations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing.
1.46“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
1.47“Prior Transaction Documents” means (a) that certain Commitment Agreement, dated June 3, 2019, by and among Arvinas, Oerth and Bayer CropScience, (b) that certain

Second Amended and Restated Limited Liability Company Agreement, dated October 1, 2019, by and among Arvinas, Oerth and Bayer CropScience, as amended by that certain Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement, dated September 13, 2021, and that certain Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement, of even date herewith, (c) that certain Option Agreement, dated July 16, 2019, by and among Arvinas, Oerth and Bayer CropScience, (d) that certain Bayer IP Contribution Agreement, dated July 16, 2019, by and between Oerth and Bayer CropScience, (e) the Original Agreement, (f) that certain Intellectual Property Management Agreement, dated July 16, 2019, by and among Arvinas, Oerth and Bayer CropScience (the “IPMA”), (g) that certain Bayer Master Services Agreement, dated July 16, 2019, by and between Oerth and Bayer CropScience, as amended by Amendment 1 to Master Services Agreement dated June 16, 2020, and (h) that certain Arvinas Master Services Agreement, dated July 16, 2019, by and between Oerth and Arvinas (the “MSA”).
1.48“Prosecution and Maintenance” or “Prosecute and Maintain” means, (a) with regard to a specific Patent, the preparation, filing, prosecution (including the bringing or defense of oppositions, interferences, reissue proceedings, reexaminations (including in the foregoing challenges of validity, enforceability or patentability) and other post-grant actions or proceedings before a patent office), and maintenance of such Patent, (b) with respect to a specific copyright, the preparation, filing, prosecution, and maintenance of such copyright, and (c) with respect to specific trade secret or Confidential Information, documenting, retaining and safeguarding as proprietary and confidential such trade secret or Confidential Information. For clarification, Prosecution and Maintenance or Prosecute and Maintain will not include any other enforcement actions (including any such actions to abate Infringement) taken with respect to a Patent.
1.49“Prosecution Costs” means the reasonable out-of-pocket costs and expenses paid (or payable and accrued in accordance with GAAP or IFRS) to outside legal counsel and other Third Parties, and filing and maintenance expenses, incurred in the Prosecution and Maintenance of any Patent.
1.50“PROTAC” means a molecule that contains a Target Binding Moiety and an Ubiquitin Ligase Binding Moiety, linked together via a Linker or chemical bond, and whose primary mechanism of action by design is the degradation of the protein target(s) of such Target Binding Moiety.
1.51“Research” means to identify, research or discover a process, compound or product, including work comprising the following activities: chemical synthesis, chemical optimization, developing in vitro screening assays and model plant assays, generating genetic tools for Oerth Product candidates, conducting comparative genomics on a structural and functional level, cloning and expression of genes and pathways, engineering cellular functions in view of use case, enzyme design and analytics, and testing the performance of an Oerth Product in model plants. When used as a noun, “Research” means any and all activities involved in Researching.
1.52“Subcontractor” means a consultant, subcontractor, contract researcher, contract manufacturer, academic researcher or other vendor engaged by a Party to conduct activities on behalf of such Party or its Affiliate under this Agreement.

1.53“Sublicense” means to sublicense, grant any other right with respect to, or agree not to assert, directly or indirectly, any Know-How or Patents licensed to a Party under this Agreement. When used as a noun, “Sublicense” means any agreement to Sublicense.
1.54“Sublicensee” means any Third Party other than an Affiliate to whom a Party or an Affiliate of such Party grants a Sublicense.
1.55“Target” means any protein identified by its UniProt number, including all splice variants, mutants, natural variants, etc. reasonably associated with such UniProt number that could serve as a molecular target for a PROTAC or other Targeted Protein Degrader, as applicable.
1.56“Target Binding Moiety” means a moiety that binds to a Target and, for clarity, does not include a Linker or a Target Degrading Protein Binding Moiety.
1.57“Target Degrading Protein Binding Moiety” means a moiety that binds to a Target degrading protein. For the avoidance of doubt, Targeted Degrading Protein Binding Moieties include but are not limited to Ubiquitin Ligase Binding Moieties.
1.58“Targeted Protein Degrader” means a molecule that contains a Target Binding Moiety and a Target Degrading Protein Binding Moiety joined by a linker or chemical bond, whose primary mechanism of action by intentional construction is the degradation of the Target(s) of such Target Binding Moiety. For the avoidance of doubt, Targeted Protein Degraders include but are not limited to PROTACs.
1.59“Term” means the period starting on the Original Agreement Effective Date and ending on a Termination Event.
1.60“Territory” means all countries of the world.
1.61“Third Party” means any entity other than Arvinas or Oerth or an Affiliate of either.
1.62“Third Party Obligations” means any non-financial encumbrances, obligations, restrictions, or limitations imposed by an In-License Agreement, including field or territory restrictions, covenants, diligence obligations or limitations pertaining to prosecution or enforcement of intellectual property rights.
1.63“Ubiquitin Ligase Binding Moiety” means a moiety that binds to an ubiquitin ligase complex.
1.64“Valid Claim” means, with respect to a particular country, a claim of an issued and unexpired Patent that has not been (a) rejected, revoked or held to be invalid, unenforceable or unpatentable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken, or (b) finally abandoned, disclaimed or admitted to be invalid, unenforceable or unpatentable, including through reissue or disclaimer.
1.65“Yale Agreement” means that certain Agreement between Yale University and Arvinas dated as of July 5, 2013, as previously amended as of May 8, 2014, October 23, 2014,

April 1, 2015, September 30, 2015, December 19, 2018 and June 3, 2019, and as may be amended from time to time.
1.66“Yale Letter Agreement” means that letter agreement between Yale University and Arvinas, dated as of June 3, 2019, and attached hereto as Schedule 1.66.
ARTICLE 2.
LICENSE GRANTS
2.1License Grants to Oerth.
2.1.1License Grant to Arvinas Background IP. Subject to the terms of this Agreement, Arvinas hereby grants to Oerth a worldwide, royalty-free, fully paid-up, transferable (in accordance with Section 8.1):
(a)exclusive (even as to Arvinas and its Affiliates) and sublicenseable (solely as permitted by Section 2.1.3) license under the Arvinas PROTAC IP, Arvinas Ligase IP and Arvinas Linker IP to Research, Develop, Manufacture, use and Commercialize Oerth Products in the Field;
(b)non-exclusive and sublicenseable (solely as permitted by Section 2.1.3) license under the Arvinas Target IP to Research, Develop, Manufacture, use and Commercialize Oerth Products in the Field; and
(c)non-exclusive and non-sublicenseable license under the Arvinas Assay IP to Research, Develop, Manufacture, use and Commercialize Oerth Products in the Field.
2.1.2Acknowledgement. Each of Arvinas and Oerth hereby acknowledge and agree that the licenses to Oerth of the Arvinas Background IP pursuant to Section 2.1.1 of this Agreement at any time that Oerth is classified as a partnership for U.S. federal income tax purposes are intended to be treated as a contribution of property pursuant to 26 U.S. Code § 721.
2.1.3Sublicenses.
(a)Oerth may grant a sublicense of its rights to the Arvinas PROTAC IP, Arvinas Ligase IP, Arvinas Linker IP and Arvinas Target IP, under the license grants to Oerth of Section 2.1.1 only in the following circumstances and to the following entities:
(i)to Research and Develop any Oerth Product in the Field to a Subcontractor or research collaborator assisting Oerth or its Affiliates or licensees in performing Research and Development of such Oerth Product;
(ii)solely as necessary to Manufacture an Oerth Product in support of Oerth’s or its Affiliates’ or licensees’ Research and Development, use or Commercialization of such Oerth Product in the Field; and
(iii)to a distributor or importer assisting Oerth or its Affiliates or licensees in Commercialization of any Oerth Product in the Field.

(b)Provided that Oerth is licensing Know-How and Patents it Controls (other than Know-How or Patents licensed to it under this Agreement) in the same transaction, Oerth may grant a sublicense of its rights to the Arvinas PROTAC IP, Arvinas Ligase IP, Arvinas Linker IP and Arvinas Target IP, under the license grants to Oerth of Section 2.1.1, (i) to Bayer or one of its Affiliates or (ii) to a Third Party, in each case of (i) and (ii), to Research, Develop, Manufacture, use and Commercialize Oerth Products in the Field.
(c)Each such Sublicense granted pursuant to Section 2.1.2(a) or 2.1.2(b) will be subject and subordinate to, and consistent with, the terms and conditions of this Agreement and will require each Sublicensee thereunder to comply with all applicable terms of this Agreement and Third Party Obligations under Arvinas’ In-License Agreements for any in-licensed Arvinas Background IP being sublicensed. Oerth will, as soon as reasonably practicable thereafter (and in any event within [**]), provide Arvinas with a copy of an executed Sublicense with a Sublicensee (which copy may be redacted to remove provisions which are not necessary to monitor compliance with this Section 2.1.3). Notwithstanding the grant of any Sublicense, Oerth shall remain primarily liable to Arvinas for the performance of all of Oerth’s obligations under, and Oerth’s compliance with all provisions of, this Agreement.
(d)Subcontracting. Oerth may engage Subcontractors to perform its activities under this Agreement; provided that (a) each contract between Oerth and a Subcontractor entered into after the Effective Date will include confidentiality and non-use provisions that are substantially similar to those set forth in Article 6 (or such other terms as are otherwise agreed by Arvinas) (but of duration customary in confidentiality agreements entered into for a similar purpose, provided that the duration of confidentiality for any information which constitutes a trade secret will be for as long as such information remains a trade secret under Applicable Law), (b) Oerth will remain at all times fully liable for the acts and omissions by such Subcontractor under this Agreement as if they were acts or omissions by Oerth, (c) Oerth will be responsible for the effective and timely management of and payment of its Subcontractors hereunder and (d) each contract between Oerth and a Subcontractor entered into after the Effective Date will provide that Oerth will obtain ownership of, or a fully sublicensable license (any expenses of which will be borne by Oerth) under and to, any Know-How and Patents that are discovered, developed, invented or created by such Subcontractor in the performance of such agreement and are necessary or reasonably useful to Research, Develop, Manufacture or Commercialize such Oerth Product in the Field; provided that Oerth will (x) use commercially reasonable efforts to obtain ownership of any such Know-How and Patents rather than a license to such Know-How or Patents or, (y) if Oerth cannot so obtain ownership, obtain an exclusive license to any such Know-How and Patents or, solely with respect to an academic institution, university or non-commercial Subcontractor, a right to an exclusive option to obtain or negotiate such license. For clarity, the foregoing requirement to obtain ownership of, or a fully sublicensable license will not apply to any improvements to the proprietary core or platform technology owned or in-licensed by any such Subcontractor or its Affiliates unless such improvements are necessary or reasonably useful to Research, Develop, Manufacture or Commercialize those Oerth Products with respect to which such Subcontractor or its Affiliate conducted its activities under such contract. The engagement of any Subcontractor in compliance with this Section 2.1.3(d) will not relieve Oerth of its obligations under this Agreement.

2.1.4License Conditions. Oerth hereby acknowledges and agrees that its rights and obligations hereunder, including its rights pursuant to Sections 2.1.1 and 2.1.2, are subject to and limited by Third Party Obligations of any In-License Agreements for Know-How or Patents within the Arvinas Background IP, including, with respect to the Licensed Yale IP, the terms and conditions of Schedule 2.1.3. In addition, on [**] basis, no later than [**] during the Term, Oerth will deliver to Arvinas a high-level report of the Research, Development and/or Commercialization activities relating to Oerth Products for the [**].
2.1.5In-Licenses; Third Party Payments.
(a)In-License Agreements.
(i)Except as set forth on Schedule 2.1.5(a)(i), as of the Effective Date, Arvinas is not a party to any In-License Agreement for Know-How or Patents included within the Arvinas Background IP existing as of the Effective Date (the “Existing Arvinas In-License Agreements”).
(b)Third Party Payments under In-License Agreements.
(i)Subject to Section 4.4 hereof and to Section 3 of Schedule 2.1.3, Arvinas will be responsible for all payments associated with any Existing Arvinas In-License Agreements as a result of the grant to, and exercise by, Oerth of the license under Section 2.1.1.
(ii)In the event that, after the Effective Date, Arvinas in-licenses Know-How or Patents that would be deemed Arvinas Background IP for purposes of the licenses granted to Oerth under Section 2.1.1 but for Arvinas owing payments or other consideration under the corresponding In-License Agreement for such Know-How or Patents, Arvinas will notify Oerth of the existence of and anticipated amounts of such payments and Oerth will have the right to decline a sublicense to such in-licensed Know-How or Patents or take such a sublicense. If Oerth elects to take such a sublicense, Oerth agrees to comply with any obligations of Arvinas, under any such In-License Agreement with respect to such Know-How or Patents, that apply to Oerth and of which Oerth was informed by Arvinas, including any obligation to make such payments. Further, in the event Oerth elects to take such a sublicense, Oerth will make such payments, or deliver such other consideration as may be mutually agreed to between Arvinas and Oerth, within [**] of receiving an invoice from Arvinas for the same.
2.2Oerth License Grant. Subject to the terms of this Agreement, Oerth hereby grants to Arvinas a royalty-free, fully paid-up, perpetual, worldwide, transferable (in accordance with Section 10.1), sublicenseable (through multiple tiers and without Oerth’s prior consent), non-exclusive license under the Oerth IP (other than the subset thereof licensed by Bayer CropScience LP to Oerth under the Bayer IP License Agreement or by Bayer under the Collaboration Agreement) for the Research, Development, Manufacture, use and Commercialization of products outside the Field (the “Grantback Ex-Ag Field”), provided, however, that, for any such Oerth IP that is in-licensed by Oerth, if Oerth’s rights are for a field that includes the Grantback Ex-Ag Field and to the extent permitted under the terms of the corresponding In-License Agreement therefor and subject to Arvinas’ compliance with the rest of this Section 2.2 then Oerth hereby grants to Arvinas a non-exclusive, worldwide, transferable (in accordance with Section 10.1), sublicenseable, sublicense in and to such in-licensed Oerth IP for any and all purposes in the Grantback Ex-Ag Field; but, further provided that, Arvinas will have the right to decline any such sublicense grant in writing to Oerth and, if Arvinas does not so decline, then Arvinas hereby agrees to comply with any obligations of Oerth under any such In-License Agreement with respect to such in-licensed Oerth IP that apply to Arvinas and of which Arvinas was informed by Oerth, including any obligation to make payments for Arvinas’ use of the same in the Grantback Ex-Ag Field, and to make such payments (or deliver such other consideration as may be mutually agreed to between Oerth and Arvinas) to Oerth within [**] of receiving an invoice from Oerth for the same.
2.3No Implied Licenses. All rights in and to Arvinas’ and its Affiliates’ Know-How, Patents and other intellectual property rights not expressly licensed to Oerth under this Agreement are hereby retained by Arvinas or its Affiliates, as applicable. All rights in and to any Know-How, Patents and other intellectual property rights of Oerth and its Affiliates not expressly licensed to Arvinas under this Agreement are hereby retained by Oerth or its Affiliates, as applicable. Except as expressly provided in this Agreement, no Party will be deemed by estoppel or implication to have granted the other Party any licenses or other right with respect to any of such Party’s Know-How, Patents and other intellectual property rights.
2.4Transfer of Certain Know-How. Oerth may request at any time during the Term for Arvinas to disclose and make available to Oerth any Arvinas Background IP comprising Know-How that Oerth reasonably believes is necessary or reasonably useful to Research, Develop, Manufacture, use or Commercialize any Oerth Products, in each case that has not previously been disclosed to Oerth. Arvinas shall consider Oerth’s request in good faith and, to the extent such request is reasonable, Arvinas will provide any applicable Arvinas Background IP comprising Know-How in a reasonably prompt manner and in a form or format mutually agreed by the Parties.
2.5Additional Arvinas Background IP. If, during the Term, (a) Oerth identifies any Know-How or Patents Controlled by Arvinas or an Affiliate thereof, other than Arvinas Background IP, that claim or Cover (or in the case of Know-How, directly relate to) Targeted Protein Degraders and (b) Oerth notifies Arvinas in writing that it wishes to include, in the licenses granted to Oerth under this Agreement, rights under such Know-How or Patents to Research, Develop, Manufacture, use and Commercialize Oerth Product(s) in the Field, then Arvinas agrees to enter into good faith discussions with Oerth concerning the terms of an amendment to this Agreement pursuant to which such rights to such Know-How or Patents may be included herein, provided that (i) Arvinas shall not be required to continue such discussions with Oerth for any particular Know-How or Patent(s) for more than [**] following receipt of such a notice from Oerth with respect to such Know-How or Patent(s) and (ii) Arvinas shall not in any event be obligated to include rights to any such Know-How or Patents under the rights granted under this Agreement.
2.6Materials Transfer.
(a)Either Party may, at its election, from time to time provide to the other Party certain materials for use by the other Party in connection with such Party’s rights and obligations hereunder (“Materials”). All such Materials (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof that are made by the receiving Party and that include the Materials of the supplying Party), to the extent such Material is not generally available from a Third Party, will be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of performing its activities under this Agreement, and the receiving Party will not transfer such Materials (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) to any Third Party unless to a Sublicensee or as otherwise expressly contemplated by this Agreement, or upon the written consent of the supplying Party, including, as applicable, any academic or research institution. For clarity, this Section 2.6 will not restrict either Party from using Materials that are publicly available from a Third Party.
(b)Each Party agrees it will not, and will not attempt to, and will not permit any Affiliate or a Third Party to, or attempt to, identify or determine in any way the chemical, physical or structural characteristics or identity, fragmentation sequence or composition of any of the other Party’s Materials nor modify or make derivatives or analogs of the other Party’s Materials, including that it will not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of any of the other Party’s Materials, including analyzing such Materials by physical, chemical or biochemical means.
(c)Any Materials provided by a Party to the receiving party (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) will be used by the receiving Party solely for purposes of this Agreement and any unused Materials will be returned to the supplying Party (or destroyed as may be requested by the supplying Party in writing) promptly following the end of the Term or earlier upon request by the supplying Party. All information that specifically relates to such Materials, including any improvements, modifications, and derivatives thereof, will be Confidential Information of the supplying Party. The receiving Party agrees to use all such Materials with prudence and appropriate caution in any experimental work, since all of their characteristics may not be known. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE MATERIALS PROVIDED HEREUNDER ARE EXPERIMENTAL IN NATURE AND ARE PROVIDED “AS IS”. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SUPPLYING PARTY MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL SUCH WARRANTIES, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE MATERIALS PROVIDED HEREUNDER.
(d)The Parties acknowledge and agree that the terms and conditions of this Agreement shall apply to the Materials provided by Arvinas to Oerth under the Material Transfer Agreement dated November 1, 2022 (the “Pre-Existing MTA”) as well as any Materials that were provided by Arvinas to Oerth prior to the Effective Date. The Pre-Existing MTA is hereby terminated, and the terms and conditions of such Pre-Existing MTA are hereby superseded by the terms set forth in this Agreement.

ARTICLE 3.
INTELLECTUAL PROPERTY MATTERS

3.1Inventorship; Ownership.
(a)Determination of Inventorship. Solely to the extent the same is conceived, first reduced to practice or otherwise made after the Original Agreement Effective Date, the inventorship of Foreground IP will be determined in accordance with United States patent law. To the extent that an inventor may have any rights in or in consideration for an invention under Applicable Law of the country where the inventor made the invention, such rights will be governed by such Applicable Law notwithstanding the foregoing provision.
(b)Ownership.
(i)Oerth Foreground IP. Oerth shall own all Oerth Foreground IP. Arvinas agrees to assign and hereby assigns to Oerth all right, title and interest of Arvinas and its Affiliates, and its and their employees, agents or independent contractors may have in and to all Oerth Foreground IP generated by Arvinas or an Affiliate thereof under the Arvinas MSA. Notwithstanding anything to the contrary in this Agreement, all Oerth Foreground IP shall be deemed Confidential Information of Oerth and not Confidential Information of Arvinas. Arvinas shall promptly, but in no event later than [**], inform Oerth of any Oerth Foreground IP generated by Arvinas or an Affiliate thereof under the Arvinas MSA and provide written information in reasonable detail, including data and results of research related to such Oerth Foreground IP sufficient to permit an understanding of the nature of such Oerth Foreground IP by a practitioner reasonably skilled in the relevant technical or scientific area. Arvinas agrees, from time to time and as necessary, to execute, acknowledge and deliver to Oerth, at Oerth’s request and expense, all such further acts, assurances, deeds, assignments, transfer, conveyances, agreements and other documents reasonably necessary to give effect to the assignment in this Section 3.1(b)(i).
(ii)Improvements to Arvinas Background IP. Arvinas shall own all Improvements to Arvinas Background IP. Oerth agrees to assign and hereby assigns to Arvinas all right, title and interest of Oerth and its Affiliates, and its and their employees, agents or independent contractors may have in and to all Improvements to Arvinas Background IP. Notwithstanding anything to the contrary in this Agreement, all Improvements to Arvinas Background IP shall be deemed Confidential Information of Arvinas and not Confidential Information of Oerth. Oerth shall promptly, but in no event later than [**], inform Arvinas of any Improvements to Arvinas Background IP and provide written information in reasonable detail, including data and results of research related to such Improvements to Arvinas Background IP sufficient to permit an understanding of the nature of the Improvements to Arvinas Background IP by a practitioner reasonably skilled in the relevant technical or scientific area. Oerth agrees, from time to time and as necessary, to execute, acknowledge and deliver to Arvinas, at Arvinas’s request and expense, all such further acts, assurances, deeds, assignments, transfer, conveyances, agreements and other documents reasonably necessary to give effect to the assignment in this Section 3.1(b)(ii). For avoidance of doubt, Improvements to Arvinas Background IP do not include Improvements to Bayer Background IP (as defined in the Bayer IP License Agreement on the date hereof).

3.2Prosecution and Maintenance of Patents.
(a)Arvinas Patents. Subject to the rest of this Section 3.2, Arvinas is the sole Controlling Party for the Prosecution and Maintenance of Arvinas Patents, and Arvinas will consult with Oerth, with respect to such Prosecution and Maintenance of Arvinas Patents. Arvinas will be responsible for [**] percent ([**]%) of all Prosecution Costs incurred in connection with such Prosecution and Maintenance activities.
(b)Oerth Patents. Subject to the rest of this Section 3.2, Oerth is the sole Controlling Party for the Prosecution and Maintenance of Oerth Patents, and Oerth will be responsible for [**] percent ([**]%) of all Prosecution Costs incurred in connection with such Prosecution and Maintenance activities. Oerth, in its capacity as Controlling Party, will use commercially reasonable efforts to avoid creating Patents (whether at filing or during subsequent prosecution) that disclose Confidential Information of Arvinas or claim any subject matter other than Oerth IP. Oerth will not grant any right to Bayer or any of its Affiliates with respect to the Prosecution and Maintenance of, or any right to enforce against Infringement or threatened Infringement by a Third Party of, any DEL Screen Binder Company IP.
(c)Process and Procedure for Prosecution and Maintenance of Patents.
(i)A Controlling Party with respect to Arvinas Patents will use commercially reasonable efforts to Prosecute and Maintain all applicable Patents during the Term. A Controlling Party will provide to the other Party all patent office papers promptly upon receipt, and drafts of responses to office actions from and other substantive filings with any patent offices regarding all applicable Patents reasonably sufficiently in advance before their submission to enable review and reasonable comment by the other Party, and a Controlling Party will consider in good faith all comments timely made by the other Party. The other Party will bear its own internal costs (i.e., those costs that are not Prosecution Costs) with respect to its Prosecution and Maintenance activities relating to such applicable Patents.
(ii)If a Controlling Party chooses (whether by action or failure to act) to Abandon any Arvinas Patent Controlled by such Party, prior to such Abandonment taking effect, the Controlling Party will notify promptly the other Party (such date, the “Election Date”). As between the Parties, the other Party will have the right (but not the obligation) to assume control of any such Patent. If the other Party desires that such Patent should not be Abandoned, then the other Party will provide reasonable written notice thereof to the Controlling Party, and the other Party will determine and implement a Prosecution and Maintenance strategy for such Patent, at its sole expense, and the Controlling Party will transition any such activities to the other Party in an orderly manner. Such assumption of responsibility shall not otherwise affect the rights and obligations of the Parties set forth in the other provisions of this Agreement.
(iii)In the event there is a dispute between the Parties with respect to which Party is the Controlling Party for the Prosecution and Maintenance of a certain Patent, an outside law firm agreed to by the Parties will be appointed to continue the Prosecution and Maintenance of such Patent at issue in a manner so as to protect and optimize the Parties’ intellectual property rights until such time as a resolution can be reached. The Parties will cooperate in good faith with each other and with such law firm to reach such resolution, which may include dividing the subject matter of the Patent at issue into multiple applications to the extent consistent with applicable practice and the maintenance of broad coverage. The costs and expenses of such law firm will be shared equally by the Parties.
(iv)The other Party will provide the Controlling Party all reasonable notice, assistance and cooperation, at the Controlling Party’ cost and expense, in the Prosecution and Maintenance efforts provided for in this Section 3.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution
3.3Defense of Claims Brought by Third Parties. Oerth will inform Arvinas of any potential Infringement of, or any claim of Infringement made against Oerth with respect to, a Third Party’s intellectual property rights resulting from Oerth’s practice of the Arvinas Background IP in the Field. At the request of Arvinas, Oerth will discuss such information and how to handle such matter; provided, however, that Oerth will be solely responsible for defending any Action brought against it alleging Infringement of a Third Party’s intellectual property rights in connection with such of its activities. This Section 3.3 will not be interpreted as placing on a Party a duty of inquiry regarding intellectual property rights of a Third Party.
3.4Enforcement of Patents Against Infringement.
3.4.1Notice of Infringement. If a Party learns of the Infringement or threatened Infringement by a Third Party of any Patent or any non-patented intellectual property right that constitutes Arvinas Background IP or Oerth IP, such Party will promptly notify the other Party in writing and will provide such other Party with all available information in such Party’s Control pertaining thereto.
3.4.2Enforcement of Arvinas Patents. Arvinas will be the sole Controlling Party, at its sole cost and expense, of any other Action against a Third Party (but without obligation to bring any such Action) for any actual or suspected Infringement of any Patent or non-patented intellectual property rights that constitutes Arvinas Background IP, and Arvinas will retain any and all monetary damages awarded or recovered in any such Action. For clarity, Arvinas will have the unrestricted right to settle any such Action as Arvinas sees fit.
3.4.3Enforcement of Oerth Patents. Oerth will be the sole Controlling Party, at its sole cost and expense, of any Action against a Third Party (but without obligation to bring any such Action) for any actual or suspected Infringement of any Patent or any non-patented intellectual property rights that constitutes Oerth IP, whether occurring in or outside of the Field, and Oerth will retain any and all monetary damages awarded or recovered in any such Action. For clarity, Oerth will have the unrestricted right to settle any such Action as Oerth sees fit.
3.5Joinder. Each Party agrees to assist and cooperate with the Controlling Party, at the Controlling Party’s request, as may be reasonably required in order to facilitate the Controlling Party’s enforcement and defense of an Action under Section 3.4. Each Party bringing an Action as permitted under Section 3.4 agrees to reimburse the other Party for all documented and reasonable out-of-pocket costs, damages and expenses (excluding attorneys’ fees and expenses unless such other Party are unable to use the same legal counsel due to conflict), that such other Party incurs in connection with providing assistance with or joining as party-plaintiff any such Action, including any award of costs against such other Party. Any such costs, expenses or damages hereunder to be reimbursed will be paid by the owing Party within [**] of receipt of an invoice therefor, including reasonable evidence that such costs, expenses or damages have been incurred. The Parties agree to use commercially reasonable efforts to cause Third Parties to be joined as a party-plaintiff where necessary.
3.6No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license or other right in or to any Know-How, Patents or other intellectual property rights of the other Party, including tangible or intangible items owned, controlled or developed by such other Party, or provided by such other Party to such Party at any time, pursuant to this Agreement. Neither Party nor any of its Affiliates will use or practice any Know-How, Patents or other intellectual property rights licensed or provided to such Party or any of its Affiliates outside the scope of or otherwise not in compliance with the rights and licenses granted to such Party and its Affiliates under this Agreement, except to the extent the same is otherwise available to the public through no fault or breach of a Party obligated to keep confidential such publicly available Know-How or other intellectual property rights.
3.7Unauthorized Use of Arvinas Background IP. Oerth will institute reasonable procedures to prevent the Arvinas Background IP from being used, practiced, sublicensed or otherwise exploited outside of the Research, Development, Manufacture, use and Commercialization of Oerth Products in the Field. After receiving notice from Arvinas alleging a specific breach, Oerth will investigate (with Arvinas having the right to participate in such investigation) the use of the Arvinas Background IP, and if Oerth identifies any unauthorized use of the Arvinas Background IP, Oerth will immediately cease, and will cause to immediately be ceased, such use, and will implement, and will cause to be implemented, reasonable procedures to prevent such unauthorized use of the Arvinas Background IP in the future.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
4.1Representations and Warranties of the Parties. Each of Arvinas and Oerth hereby represents and warrants to the other as of the Original Agreement Effective Date that:
4.1.1It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.
4.1.2It (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.
4.1.3It has the requisite resources and expertise to perform its obligations hereunder.

4.1.4The execution, delivery and performance of this Agreement by it (a) constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except to the extent that the enforceability may be affected by bankruptcy, insolvency, and other laws of general application affecting the enforcement of creditors’ rights and by general principles of equity that may limit the availability of equitable remedies, and (b) will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
4.1.5It has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by it in connection with the execution and delivery of this Agreement.
4.2Additional Representations and Warranties of Arvinas. Arvinas hereby further represents and warrants to Oerth, as of the Original Agreement Effective Date, or, to the extent specified below, as of the Effective Date, that, except as otherwise set forth on Schedule 4.2:
4.2.1Schedule 4.2.1 sets forth a true, correct and complete list of all patents and patent applications within the Arvinas Background IP, as of the Effective Date, indicating for each such patent and patent application whether it is the subject of a registration or application issued, filed with, or recorded by any Governmental Authority, and specifying, where applicable, the jurisdiction in which such patent Controlled by Arvinas have been issued or registered or in which jurisdiction such patent application Controlled by Arvinas for such issuance and registration has been filed, including, as applicable, the respective registration and application numbers, the names of all registered owners or applicants, and the filing dates and, if applicable, issue dates.
4.2.2With respect to the patents and patent applications within the Arvinas Background IP for which Arvinas controls prosecution and maintenance, Arvinas has (a) to the knowledge of Arvinas, complied with all Applicable Laws in connection with the prosecution and maintenance of such patents and patent applications, and (b) timely paid all filing, issuance, maintenance and renewal fees payable for such patents and patent applications. Arvinas or one of its Affiliates has obtained an assignment from each inventor of the inventions claimed by the Arvinas-owned patents and patent applications within the Arvinas Background IP, and all such assignments have been recorded with the Governmental Authority where such patents have issued or patent applications have been filed.
4.2.3Arvinas owns or has the right to use the Arvinas Background IP existing as of the Original Agreement Effective Date, except as set forth in Schedule 4.2.3, free and clear of any liens, charges and encumbrances (other than licenses granted to Third Parties that are not inconsistent with the rights and licenses granted to Oerth hereunder and other than the licenses granted to Oerth hereunder); provided, however, that the foregoing is not a representation of non-infringement of the intellectual property rights of another Person, which representation is solely set forth in Section 4.2.7 below. Arvinas has the right to grant sublicenses to Oerth of the scope contemplated under Section 2.1.1 under the Licensed Yale IP, and any other in-licensed Patents or Know-How included in the Arvinas Background IP, in each case, existing as of the Original Agreement Effective Date.

4.2.4No Person has challenged in writing the scope, validity or enforceability of any Arvinas-owned patent within the Arvinas Background IP (including, by way of example, through the institution, or written threat of institution, of interference, cancellation, opposition, reissue, reexamination or similar invalidity proceeding before the United States Patent and Trademark Office or any equivalent foreign Governmental Authority). To the knowledge of Arvinas, the Arvinas-owned patents within the Arvinas Background IP are valid and enforceable.
4.2.5(a) To the knowledge of Arvinas, no Person has infringed, misappropriated or otherwise violated the owned Arvinas Background IP existing as of the Original Agreement Effective Date, and (b) neither Arvinas nor any of its Affiliates has filed or made any written claim against any Person alleging any infringement, misappropriation, or other violation of any owned Arvinas Background IP existing as of the Original Agreement Effective Date, in each case of (a) and (b), where such Person is engaged in activities that are reasonably similar to the Research, Development, Manufacture, use and Commercialization of Oerth Products in the Field.
4.2.6As of the Original Agreement Effective Date and to the best of Arvinas’ knowledge, neither Arvinas nor any of its Affiliates Controls any Know-How or Patents other than the Arvinas Background IP, as the same exists as of the Original Agreement Effective Date, that would be necessary for Oerth to Research, Develop, Manufacture, use or Commercialize Oerth Products in the Field as contemplated under the LLC Agreement as of the Original Agreement Effective Date, excluding commercially available software and commercially available laboratory materials.
4.2.7As of the Original Agreement Effective Date and to the knowledge of Arvinas, the Research, Development, Manufacture, use and Commercialization of Oerth Products in the Field using the owned Arvinas Background IP as contemplated under this Agreement does not infringe any duly issued and unexpired patent of any Third Party.
4.2.8As of the Original Agreement Effective Date, none of the Arvinas Background IP owned by Arvinas and existing as of the Original Agreement Effective Date is subject to any pending or outstanding injunction, order, decree, award, settlement, judgment or other disposition of dispute that (a) would reasonably be expected to adversely restrict the use of the same within the scope of the licenses granted to Oerth pursuant to Section 2.1.1, or (b) otherwise would reasonably be expected to adversely affect the scope, validity or enforceability of any Arvinas Background IP owned by Arvinas and existing as of the Original Agreement Effective Date.
4.2.9 There have not been any, and, as of the Original Agreement Effective Date, there are no pending or, to the knowledge of Arvinas, threatened in writing, action, claim, demand, suit, proceeding, arbitration, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, against Arvinas or any of its Affiliates, in each case, in connection with the Arvinas Background IP owned by Arvinas and existing as of the Original Agreement Effective Date; provided, however, that nothing in this Section 4.2.9 will be interpreted as requiring Arvinas to have undertaken any inquiries or to have obtained any freedom to operate opinions.
4.3Arvinas Covenants. Arvinas hereby covenants to Oerth that, subject to Section 2.1.5(b)(ii) and except as expressly permitted under this Agreement, it will not amend, modify or terminate any In-License Agreements in a manner that would have a material adverse effect on Oerth’s rights hereunder.
4.4Oerth Covenants. Oerth hereby covenants to Arvinas that, in the event that the Yale Agreement is terminated and, notwithstanding such termination, Oerth retains its sublicense under the Licensed Yale IP as included in the license granted to Oerth pursuant to Section 2.1.1(a), Oerth will comply with the obligations applicable to Oerth under the terms of the Yale Letter Agreement. The foregoing will in no way limit Oerth’s continued obligation under Section 2.1.4 hereof.
4.5Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. OERTH AND ARVINAS ACKNOWLEDGE AND AGREE THAT ANY OERTH PRODUCT WILL BE THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND THAT NEITHER PARTY CAN ASSURE THE SAFETY, USEFULNESS, TECHNICAL OR SCIENTIFIC VIABILITY OR COMMERCIAL SUCCESS OF ANY OERTH PRODUCT.
ARTICLE 5.
TERM; TERMINATION
5.1Agreement Term; Expiration. This Agreement is effective as of the Effective Date and shall terminate upon expiration of the Term.
5.2Termination Event. This Agreement will be terminated upon the occurrence of any of the following events (each, a “Termination Event”):
(a)The Parties mutually agree in writing to terminate this Agreement;
(b)Upon the occurrence of a material breach of this Agreement that is not cured within [**] after written notice thereof to the breaching Party, at the election of the non-breaching Party upon delivery of written notice to the breaching Party (including a breach by any of its Affiliates) of its intent to terminate this Agreement pursuant to this Section 5.2(b); provided that if such breach is not reasonably capable of cure within such [**] period, the breaching Party may submit, prior to the end of such [**] period, a plan that is reasonably calculated to cure the breach, in which case the non-breaching Party may not terminate this Agreement for an additional [**] so long as the breaching Party is using commercially reasonable efforts to implement such cure plan. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such alleged breaching Party provides the other Party notice of such dispute within the applicable cure period, then the non-breaching Party may not terminate this Agreement unless and until it has been finally determined pursuant to Article 9 that the alleged breaching Party has materially breached this Agreement and such Party fails to cure such breach within [**] following such court's decision. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder; or

(c)Upon Bankruptcy of a Party which is not dismissed or otherwise resolved within [**] of the filing or commencement thereof, as applicable, at the election of the other Party upon delivery of written notice to such Party of its intent to terminate this Agreement pursuant to this Section 5.2(c).
5.3Consequences of Termination of the Agreement.
5.3.1Termination of Licenses to Oerth. Upon any termination of this Agreement, all licenses granted to Oerth under this Agreement shall cease.
5.3.2Sublicenses. Upon termination of this Agreement, any Sublicense granted by Oerth under this Agreement shall, to the extent provided for in the terms of such Sublicense, survive and shall be assigned by Oerth to Arvinas such that such Sublicense becomes a direct license between Arvinas and such Sublicensee, to the extent applicable to the rights granted by Oerth to such Sublicensee, provided that such Sublicense was granted in accordance with the terms of Section 2.1.2 and that such Sublicensee is in compliance with the terms of the Sublicense (and did not cause Oerth to breach its obligations under this Agreement).
5.3.3Accrued Obligations. Notwithstanding anything to the contrary, termination of this Agreement for any reason shall not release any Party from any obligation that, prior to the effective date of such expiration or termination, has already accrued. Subject to the limitations set forth in Article 8 of this Agreement, neither Party is precluded from pursuing any rights and remedies it may have under this Agreement at law or in equity which accrued, or are based upon any act, error or omission occurring, prior to the effective date of such termination. The following Articles and Sections of this Agreement will survive termination of this Agreement: 1, 2.2, 2.3, 3.1, 3.2(b) (last sentence only), 3.4.2, 3.4.3, 3.6, 3.7, 4.5, 5.3, 6 (for the duration set forth therein), 7, 8.1, 9, 10, and 11.

ARTICLE 6.
CONFIDENTIALITY
6.1Confidential Information. Except as expressly provided in this Agreement, each Party shall keep completely confidential, shall not publish and shall not disclose any Confidential Information of the other Party, and shall not use any such Confidential Information for any purpose, in each case, except for the purposes contemplated by, and as permitted under and in accordance with, this Agreement. Each Party shall maintain in confidence such Confidential Information using not less than the efforts such Party uses to maintain in confidence its own confidential information, and in no event less than reasonable efforts. Without limiting any provision of this Agreement, each of the Parties shall be responsible for the compliance by its employees, executives, directors, officers, subcontractors and any other recipient(s) from it of the other Party’s Confidential Information of the confidentiality and non-use obligations set forth in this Article 6. Each Party’s obligations with respect to nondisclosure and limited use of Confidential Information under this Article 6 apply during the Term and continue for [**] thereafter; provided, however, Confidential Information that is a trade secret under Applicable Law shall remain subject to the obligations of confidentiality and non-use obligations set forth in this Article 6 for so long as such Confidential Information remains a trade secret. All Confidential Information disclosed by or on behalf of a Party under the Original Agreement shall be deemed to have been disclosed under this Agreement and the confidentiality and non-use obligations of this Article 6 shall apply to such Confidential Information.

6.2Permitted Disclosures. Notwithstanding the foregoing confidentiality and non-use obligation, each Party may disclose the other Party’s Confidential Information:
(a)to its Affiliates or to its or their respective advisors and accountants strictly on a need-to-know basis, if such Affiliates, respective advisors and accountants and other permitted recipients are bound in writing by confidentiality and non-use obligations no less restrictive than the terms of this Article 6 or have a fiduciary duty of confidentiality, and provided such Party will be responsible for compliance of each such recipient with the confidentiality and non-use obligations set forth in this Article 6 and this Agreement;
and
(b)to the extent such disclosure is reasonably necessary in connection with:
(i)Prosecution and Maintenance of Patents as permitted by this Agreement;
(ii)prosecuting or defending litigation;
(iii)complying with Applicable Laws, governmental authorities and governmental regulations, stock exchange rules, court orders, and administrative subpoena or orders;
(iv)submitting information to regulatory authorities as required in connection with any regulatory filings for a product that such Party has a license or right to develop in a given country or jurisdiction;
(v)complying with a valid order of a court of competent jurisdiction or other governmental entity;
(vi)for external audit purposes;
(vii)submitting information to tax authorities; or
(viii)upon prior written consent of the disclosing Party.
provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information in subclauses (i), (ii), (iii) or (v), it shall give reasonable advance notice (e.g. which will be sufficient to enable such other Party to apply for patent protection for inventions to be disclosed), to the extent possible, to such other Party of such disclosure and, shall cooperate with such other Party, at such other Party’s reasonable cost and expense, in any effort by such other Party to secure a protective order blocking the disclosure of, or otherwise affording confidential treatment to, such Confidential Information, and will limit any disclosure to the minimum information that such Party reasonably determines is required to be disclosed.
(c)Notwithstanding anything to the contrary in this Agreement, either Party may disclose this Agreement and the other Party’s Confidential Information to the Party’s actual or potential financial investors, acquirers, and/or other financing (including debt) sources or to actual and/or potential collaborators, licensees or licensors to: (i) provide financing to, or monitor its or their investment in, the Party, (ii) to assist the Party in evaluating the transactions contemplated or in fulfilling its obligations or exploiting its rights hereunder, or (iii) in connection with any tax, accounting, finance or other reasonable business purpose and, in each case (i) – (iii), who are, prior to receiving such disclosure, bound by written or professional confidentiality and non-use obligations for such purpose substantially similar to those contained herein (but of shorter duration if customary).
6.3Archive Copies. Upon any expiration or termination of this Agreement, or upon one Party’s written request, the other Party will promptly return to the requesting Party or destroy all copies of its Confidential Information, to the extent not prohibited by Applicable Law. It is understood, however, that in the event that computer archive copies of such Confidential Information exists, such copies may be retained by the other Party so long as such computer archive copies are incapable of being accessed by any employee of such Party or by any third party without permission provided by its IT systems administrator, and that if such IT systems administrator shall receive any request for access of such computer archive copy(ies), no access shall be granted without express written permission of Party owning such Confidential Information. Each Party may allow its internal and/or external counsel to access the other Party’s Confidential Information for the purpose of determining compliance with such Party’s obligations under this Agreement.
6.4Information Security. The Parties will make commercially reasonable efforts to: 1) have in place and maintain personnel security safeguards in accordance with generally accepted industry standards and any Applicable Laws or regulations; and 2) maintain a security position through the application of security controls, policies and associated procedures that protect information-related assets from internal, external, deliberate or accidental threats. The Parties will review the overall implementation of security controls against regulations, policies and associated risks on a regular basis.
6.5Privileged Information. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its confidential or proprietary information to the receiving party, regardless of whether a Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (i) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (ii) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which a Party’s information covered by such protections and privileges relates; and (iv) intend that after the date hereof both Parties will have the right to assert such protections and privileges.
ARTICLE 7.
INDEMNIFICATION

7.1Indemnification of Arvinas. Oerth shall indemnify, defend and hold Arvinas and its Affiliates and their respective directors, officers, employees, agents, consultants and counsel, and the successors and assigns of the foregoing (the “Arvinas Indemnitees”) harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and arbitration) resulting from a claim, suit or proceeding brought by a Third Party against an Arvinas Indemnitee, arising from or occurring as a result of (a) activities of Oerth, its Affiliates or its Sublicensees in connection with any licenses granted to Oerth hereunder; (b) Oerth’s breach of its representations, warranties or covenants set forth in this Agreement; or (c) the willful misconduct or grossly negligent act of Oerth, its Affiliates or Sublicensees, or their respective directors, officers, employees or agents; except in each case under clauses (a), (b) or (c) to the extent caused by the willful misconduct or grossly negligent act of any of the Arvinas Indemnitees.
7.2Indemnification of Oerth. Arvinas shall indemnify, defend and hold Oerth and its Affiliates and their respective directors, officers, employees, agents, consultants and counsel, and the successors and assigns of the foregoing (the “Oerth Indemnitees”) harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and arbitration) resulting from a claim, suit or proceeding brought by a Third Party against an Oerth Indemnitee, arising from or occurring as a result of (a) activities of Arvinas, its Affiliates or its Sublicensees in connection with any license granted to Arvinas hereunder; (b) Arvinas’ breach of its representations, warranties or covenants set forth in this Agreement; or (c) the willful misconduct or grossly negligent act of Arvinas, its Affiliates or Sublicensees, or their respective directors, officers, employees or agents; except in each case under clauses (a), (b) or (c) to the extent caused by the willful misconduct or grossly negligent act of any of the Oerth Indemnitees.
7.3Procedure. A Party that intends to claim indemnification under this Article 7 (the “Indemnitee”) shall within [**] of first becoming aware of an action for which it will seek indemnification hereunder, notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to assume sole control of the defense thereof with counsel that is reasonably satisfactory to the Indemnitee, including the right to settle the action on behalf of the Indemnitee on any terms the Indemnitor deems desirable in the exercise of its sole discretion, except that the Indemnitor shall not, without the Indemnitee’s prior written consent, settle any such claim if such settlement (a) contains a stipulation to or admission or acknowledgment of any liability or wrongdoing on the part of the Indemnitee, (b) imposes any obligation on the Indemnitee other than a monetary obligation, and only to the extent the Indemnitor assumes in full such monetary obligation, or (c) would materially diminish or materially adversely affect the scope, exclusivity, duration or enforceability of any Patents licensed under this Agreement. The failure to deliver notice to the Indemnitor within [**] after the Indemnitee first becomes aware of any such action shall not impair Indemnitor’s indemnification obligation with respect to such action but shall relieve Indemnitor of any liability to the Indemnitee to the extent the Indemnitor is prejudiced materially by the delay. At the Indemnitor’s request and cost, the Indemnitee shall cooperate reasonably with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto. Subject to the Indemnitee’s fulfillment of its obligations under this Section 7.3, the Indemnitor shall pay any and all damages, costs or other amounts awarded against the Indemnitee, or payable by the Indemnitee pursuant to a settlement agreement entered into by the Indemnitor, in connection with such claim.
ARTICLE 8.
EXCLUSION OF DAMAGES

8.1Exclusion of Damages. UNDER NO CIRCUMSTANCE SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING DAMAGES FROM LOSS OF PROFITS OR OPPORTUNITIES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED HOWEVER EACH PARTY’S LIABILITY IN CONNECTION WITH (A) INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, INCLUDING ANY USE OUTSIDE THE SCOPE OF THE LICENSES GRANTED TO SUCH PARTY IN ARTICLE 2, (B) A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 6, OR (C) ITS INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8 SHALL NOT BE EXCLUDED BY THE AFOREMENTIONED EXCLUSION OF DAMAGES.
8.2Allocation of Risk. Each of Arvinas and Oerth acknowledges and agrees that each Party has entered into this Agreement in reliance on the warranties, limitations, and disclaimers set forth in this Agreement, and that such warranties, limitations, and disclaimers reflect an allocation of risk between the Parties (including the risk that a contract remedy may fail of its essential purpose and cause consequential damages or other loss that are excluded from the other Party’s liability) and form an essential basis of the bargain between Arvinas and Oerth.

ARTICLE 9.
DISPUTE RESOLUTION
9.1Dispute Resolution. Any and all disputes arising under, out of, or in relation to this Agreement, its formation, performance or termination (“Disputes”) shall initially be referred to a committee (the “Dispute Resolution Committee”) consisting of [**] individual representatives of each Party at the senior management level. If the Dispute Resolution Committee cannot resolve the Dispute within [**] of referral, the Dispute shall be referred to the Chief Executive Officer of Oerth and the Chief Executive Officer for Arvinas for resolution, who shall meet and attempt to resolve the dispute. If the Dispute has still not been resolved within [**] of such referral, either Party may institute proceedings in accordance with this Section 9.1. The dispute resolution procedure set forth in this Section 9.1 is mandatory, and neither Party shall institute legal proceedings until it has been exhausted. Disputes that have not been resolved in accordance with the above shall be finally and conclusively determined by a bench trial in a court of competent jurisdiction. Each Party expressly consent and submit to the personal jurisdiction of any competent court sitting in Delaware. Both Parties further consent, submit to, and agree that venue in any such suit, action, proceeding, or claim is proper in said court and further expressly waives any and all personal rights under Applicable Law or in equity to object to the jurisdiction and venue of said court. Each Party hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any and all right such Party has to a trial by jury in any litigation between them arising under, out of, or in relation to this Agreement, its formation, performance or termination. Neither Party shall make any public announcement or press release concerning any Dispute arising under, out of, or in relation to this Agreement, its formation, performance or termination without the prior written consent of the other Party, unless as required by law or government agency.
9.2Governing Law. The Parties agree that this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

9.3Specific Performance. Each of the Parties hereto acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties hereto agrees that, without posting a bond or other undertaking, the other Party may seek (and obtain) an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified herein. An Action for specific performance as provided herein shall not preclude a Party hereto from pursuing any other remedy to which such Party may be entitled, at law or in equity, in accordance with the terms of this Agreement. Each Party hereto further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert as a defense that a remedy at law would be adequate; provided however, that each Party hereto also agrees that any Party hereto can assert any other defense it may have other than the defense of adequate remedy at law.
ARTICLE 10.
ASSIGNMENT
10.1Assignment. Except as permitted under this Agreement, neither this Agreement nor any of the rights, interests and obligations hereunder will be assigned by a Party without the prior written consent of the other Party; provided however, that either Party may assign this Agreement to an Affiliate (provided that such Party remains primarily liable for all obligations of such Affiliate following such assignment) or upon a transfer or sale of all or substantially all of its business to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise (a “Change of Control”) of such Party, in each case upon providing prior written notice to the other Party. Subject to the prior sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and assigns.
ARTICLE 11.
NOTICES AND MISCELLANEOUS
11.1Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case with confirmation by one of the other means of notice in (a), (b) or (d); or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 11.1):
To Arvinas:    c/o Arvinas, Inc.
5 Science Park
395 Winchester Avenue
New Haven, CT 06511
USA
Attention: Legal Department

With a copy to:    Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Robert Puopolo; Nicole Daley

To Oerth:         Oerth Bio, LLC
112 S. Duke Street
Durham, NC 27701
Attention: Chief Executive Officer

With a copy to:     Oerth Bio, LLC
112 S. Duke Street
Durham, NC 27701
Attention: Chief Legal Officer

11.2Miscellaneous.
11.2.1No provision of this Agreement may be amended or modified, or compliance otherwise waived, except by a writing executed by each Party.
11.2.2The terms and conditions of this Agreement shall be interpreted according to the common sense meaning intended by the Parties and in accordance with the principles of good faith and fair dealing.
11.2.3The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
11.2.4Every day commences at 12:00 a.m. and ends at 11:59 p.m. (midnight) New York time. Any reference in this Agreement to a number of days “in” which an action or notice is to be taken or given, shall be interpreted in such way that the term commences the day after the date taken as reference and that the action or notice shall be validly taken or given at the last day. Any reference in this Agreement to a “day” or a number of “days” without explicit qualification of “business” shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.
11.2.5All rights and licenses granted under or pursuant to this Agreement by Arvinas or Oerth, as applicable, are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party.
11.2.6This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the Original Agreement.
11.2.7The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.
11.2.8If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
11.2.9Any mistaken reference to Articles, clauses, Sections, Schedules or paragraphs of this Agreement shall be amended according to common sense and good faith rules. When a reference is made in this Agreement to an Article, clause, Section, Schedule or paragraph, such reference will be to an Article, clause, Section, Schedule or paragraph unless otherwise indicated.
11.2.10No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof, or the exercise of any other right, power or privilege unless explicitly provided for in this Agreement.
11.2.11Subject to the terms of and restrictions in this Agreement, the reference to any Party shall include its successors or permitted assignees or transferees that have legally acquired its rights, obligations and/or duties. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assignees and transferees and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, unless otherwise specified therein.

11.2.12This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of Electronic Transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. For purposes of this Section 11.2.12, “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.
11.2.13Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Words importing gender include all genders. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
11.2.14Both Parties are independent contractors under this Agreement. Nothing herein contained will be deemed to create an employment, agency or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party, except to the extent specifically agreed to in a written agreement signed by the Parties. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

OERTH BIO LLC                    ARVINAS OPERATIONS, INC.

By:/s/ John Domdrosky                By:    /s/ Sean Cassidy

Name:    John Domdrosky                Name: Sean Cassidy

Title:    CEO                        Title:    Chief Financial Officer and Treasurer

Schedule 2.1.3
Additional License Terms for Licensed Yale IP

Oerth acknowledges that its sublicense and other rights under this Agreement to the Licensed Yale IP are subject to the additional terms and conditions, and Oerth agrees to comply with such additional terms and conditions, set forth below. Unless otherwise noted, the indicated Section refers to the appropriate Section of this Agreement.
1.Government Rights.
(a)Oerth acknowledges that, to the extent that any invention included within the Licensed Yale IP has been funded in whole or in part by the United States government, the United States government retains certain rights in such invention as set forth in 35 U.S.C. §200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (the “Federal Patent Policy”).
(b)As a condition of the licenses granted under Section 2.1 of this Agreement, Oerth acknowledges and shall comply with all aspects of the Federal Patent Policy that are applicable to the Licensed Yale IP, including any obligation that Oerth Products used or sold in the United States be manufactured substantially in the United States.
2.Yale Retained Rights. Oerth acknowledges that Yale University (“Yale”) retains the right, on behalf of itself and all other non-profit academic research institutions, to make, use and practice the Licensed Yale IP for research, clinical, teaching or other non-commercial purposes, and not for purposes of commercial development, use, manufacture or distribution purposes.
3.Patent Challenge. Oerth acknowledges that:
(a)In the event that (i) (A) Oerth brings a Patent Challenge (as such term is defined in the Yale Agreement) anywhere in the world, or (B) Oerth assists another party in bringing a Patent Challenge (as such term is defined in the Yale Agreement) anywhere in the world (except under a court order or subpoena), then (1) provided such PATENT CHALLENGE is brought during the period specified in Sections 6.1 and 7.3 of the Yale Agreement during which Yale is owed an EARNED ROYALTY or a percentage of SUBLICENSE INCOME, then commencing on the date on which such PATENT CHALLENGE is brought and continuing until, as applicable, either (x) the date on which such PATENT CHALLENGE results in a determination that no challenged claims are valid or infringed or (y) the date of expiration of the period specified in Sections 6.1 and 7.3 of the Yale Agreement during which Yale is owed an EARNED ROYALTY or a percentage of SUBLICENSE INCOME (in the case where such PATENT CHALLENGE results in a determination that at least one challenged claim is both valid and infringed), Oerth will pay to Yale an annual penalty fee of [**] Dollars (U.S. $[**]) within [**], as applicable, the period specified in clause (x) or clause (y), and (2) solely if such PATENT CHALLENGE results in a determination that at least one challenged claim is both valid and infringed, Oerth will promptly reimburse Yale for all legal fees and expenses incurred in Yale’s defense against such PATENT CHALLENGE.

(b)Oerth will not bring a PATENT CHALLENGE without first providing Yale at least [**] prior written notice setting forth (i) precisely which claims and patents are being challenged or claimed not to be infringed, (ii) a clear statement of the factual and legal basis for the challenge, and (iii) an identification of all prior art and other matter believed to invalidate any claim of the patent within the Licensed Yale IP at issue at issue or which supports the claim that the patent within the Licensed Yale IP at issue at issue is not infringed.
(c)Any payments to be made to Yale by Oerth pursuant to Section 3(a) of this Schedule 2.1.4 will be made to the account listed below (or such other account as Arvinas designates before such payment is due):

Bank Name:	[**]
ABA Number:	[**]
ABA Number:	[**]
SWIFT Number:	[**]
Account Title:	[**]
Account Number:	[**]
Yale Contract Number:	[**]
Federal Tax ID # for Yale University: 06-0646973

(d)Any payments to be made to Yale by Oerth pursuant to Section 3(a) of this Schedule 2.1.4 will be made in United States Dollars. If overdue, such payment will bear interest until payment at a per annum rate of [**] percent ([**]%) above the prime rate in effect at Citibank on the due date and Yale will be entitled to recover reasonable attorneys’ fees and costs related to the collection of such payment following such failure to pay. The payment of such interest will not foreclose Yale from exercising any other right it may have as a consequence of the failure of Oerth to make such payments when due.
4.Patent Marking. Oerth agrees to mark, and to require that its Affiliates and Sublicensees mark, all Oerth Products that are also VALID CLAIM PRODUCTS and tangible products, with the numbers of all issued patents included in Licensed Yale IP that cover such Oerth Products, and, without limiting the foregoing, all such Oerth Products will be marked in such a manner as to conform with the patent marking notices required by the law of any country where such Oerth Products are made, sold, used or shipped, including, but not limited to, the applicable patent laws of that country.
5.Indemnification. Oerth will indemnify, defend by counsel reasonably acceptable to Yale, and hold harmless Yale and its trustees, officers, employees and agents, from and against any liability, cost expense, damage, deficiency, loss or obligation, of any kind or nature arising out of a third party claim (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of or otherwise relating the license granted to Oerth under Section of 2.1.1(a) under the Licensed Yale IP, including, without limitation, any cause of action relating to product liability, or any theory of liability (including, without limitation, tort, warranty or strict liability) or the death, personal injury, or illness of any person, or out of damage to any property related in any way to the rights granted to Oerth under Section of 2.1.1(a) to the

Licensed Yale IP, or resulting from the production, manufacture, sale, use, lease or other disposition or consumption or advertisement of the Oerth Products by Oerth, its Affiliates or (sub)licensees or any other transferees, or in connection with any statement, representation or warranty of Oerth, its affiliates or (sub)licensees or any other transferees with respect to the Oerth Products, but expressly excluding all Claims to the extent based upon, arising out of or otherwise relating to (a) Yale’s retained rights pursuant to Section 3.3 of the Yale Agreement to use the Licensed Yale IP, or (b) Yale’s gross negligence or willful misconduct. Oerth will not settle or compromise any Claim without the prior written consent of Yale, such consent not to be unreasonably withheld, conditioned or delayed, if such settlement or compromise does not include a complete release of Yale from all Claims. Without limiting the foregoing, Yale may withhold its consent to any settlement or compromise that would in any manner constitute or incorporate an admission of liability by Yale or require Yale to take or refrain from taking any action.
6.Patent Prosecution Expenses Conditional Obligation. In the event that the Yale Agreement is terminated and, as provided under the terms of the Yale Agreement, Oerth’s sublicense under the Licensed Yale IP survives and continues in full force and effect (but subject to Oerth’s right to notify Yale of its election not to retain such sublicense), then Oerth will be responsible to Yale for the costs of filing, prosecution and maintenance of (i) the United States patent applications and patents contained in the Licensed Yale IP, and (ii) the foreign patent applications and patents contained in the Licensed Yale IP in the countries outside of the United States selected by Yale and agreed to in writing by Arvinas (as such list of countries exists on the date of termination of the Yale Agreement), in each case of (i) and (ii), shared proportionately with Yale’s other licensees and sublicensees of such Licensed Yale IP (if any) also reimbursing Yale for such costs.
7.Insurance.
(a)From and after such time as Oerth’s first Oerth Product commences field trials, Oerth will have purchased, and will have caused any of its Sublicensees to have purchased, and Oerth will maintain in effect, and will cause any of its Sublicensees to maintain in effect, a policy of commercial, general liability insurance in coverage amounts customary for its industry to protect Yale with respect to the Claims described in Section 5 of this Schedule 2.1.4. Such insurance will:
(i)list “Yale, its trustees, directors, officers, employees and agents” as additional insureds under the policy;
(ii)provide that such policy is primary and not excess or contributory with regard to other insurance Yale may have;
(iii)be endorsed to include product liability coverage in amounts no less than $[**] Dollars per incident and $[**] Dollars annual aggregate for Oerth’s indemnification obligation to Yale described in Section 5 of this Schedule 2.1.4; and
(iv)not be construed to create a limit of Oerth’s liability with respect to its indemnification obligation to Yale described in Section 5 of this Schedule 2.1.4.

(b)Upon Yale’s request, Oerth will furnish a Certificate of Insurance and a copy of the current insurance policy to Yale. Oerth will secure agreement from its insurer to give [**] written notice to Yale prior to any cancellation of or material change to the policy.
8.Yale Disclaimer of Representations & Warranties for the Licensed Yale IP. In addition to the Parties’ disclaimer set forth in Section 4.4 of this Agreement, Oerth acknowledges and agrees that with respect to the Licensed Yale IP:
(a)YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES THAT ANY CLAIMS OF PATENTS WITHIN THE LICENSED YALE IP, ISSUED OR PENDING, ARE VALID, OR THAT THE MANUFACTURE, USE, PRACTICE, SALE OR OTHER DISPOSAL OF COMPANY PRODUCTS THAT ARE ALSO LICENSED PRODUCTS (AS DEFINED IN THE YALE AGREEMENT) DOES NOT OR WILL NOT INFRINGE UPON ANY PATENT OR OTHER RIGHTS NOT VESTED IN YALE.
(b)YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES WHATSOEVER WITH RESPECT TO PATENTS WITHIN THE LICENSED YALE IP AND COMPANY PRODUCTS THAT ARE ALSO LICENSED PRODUCTS (AS DEFINED IN THE YALE AGREEMENT), EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
(c)COMPANY WILL MAKE NO STATEMENTS, REPRESENTATION OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES THAT ARE INCONSISTENT WITH THE DISCLAIMERS BY YALE IN CLAUSES (a) AND (b) IMMEDIATELY ABOVE.
(d)IN NO EVENT WILL YALE OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER YALE WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY OF THE FOREGOING.
(e)IN NO EVENT WILL YALE, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR MONEY DAMAGES IN EXCESS OF YALE HAS RECEIVED FROM ARVINAS IN CONNECTION WITH COMPANY’S RIGHTS UNDER THE LICENSED YALE IP.
9.Compliance with Laws; Export Controls. Oerth will comply, and will cause its Affiliates and (sub)licensees to comply, with all foreign and United States federal, state and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, practice, sale and use of Oerth Products that are also LICENSED PRODUCTS. In particular, Oerth will be responsible for assuring compliance with all United States export laws and regulations applicable to Oerth’s use and practice of the Licensed Yale IP.

10.Non-Use of Yale Name. Oerth acknowledges and agrees that it will not use the name “Yale” or “Yale University”, or any variation or adaptation thereof, or any trademark, tradename or other designation owned by Yale, or the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of Yale, in each instance, such consent to be granted or withheld by Yale in its sole discretion, except that Oerth may state that it has a sublicense under the Licensed Yale IP.
11.Governing Law for Disputes Regarding Licensed Yale IP. Notwithstanding Article 7 of this Agreement, Oerth acknowledges and agrees that any matter arising out of or related to Oerth’s use and practice of the Licensed Yale IP will be governed by and in accordance with the substantive laws of the State of Connecticut, without regard to its conflicts of law principles, except where the federal laws of the United States are applicable and have precedence. Any dispute arising out of or related to Oerth’s use and practice of the Licensed Yale IP will be brought exclusively in a court of competent jurisdiction in the State of Connecticut, and Oerth hereby irrevocably submits to the jurisdiction of such courts.